Exhibit 10.50
June 25, 2009
PERSONAL AND CONFIDENTIAL
Mr. Robert McNabb
10919 Wickline Drive
Houston, TX 77024

Re	Employment Agreement dated as of October 1, 2003 between Korn/Ferry International (“Company” or “Korn/Ferry”) and Robert McNabb, as renewed and amended on September 29, 2006 (the “Employment Agreement”)
Dear Bob,
This letter agreement (this “Letter Agreement”) serves to formalize the modification and renewal of the terms of your employment with Korn/Ferry, including your future compensation and benefits. Unless otherwise defined in this Letter Agreement, all capitalized terms used in this Letter Agreement shall have the meanings specified in the Employment Agreement.
Term
The initial renewal term of your employment began on October 1, 2006 and will automatically expire on September 30, 2009. The Company has exercised its option to renew the Employment Agreement for a successive three (3) year period ending on September 30, 2012 (the “Second Renewal Term”), and this Letter Agreement shall be considered written notice of that renewal.
During the Second Renewal term you will continue to hold the position as Chief Executive Officer of Futurestep and Executive Vice President of the Company. During the Second Renewal Term, you will report to the Chief Executive Officer of the Company, and you will continue to receive the same Base Salary (which may reflect an adjustment made for current economic conditions) and the incentive opportunity as set forth in the Employment Agreement.
Changes to Termination and Severance Provisions
In lieu of the severance provided in Section 6(d) of the Employment Agreement, we have agreed that if your employment is terminated by the Company without Cause at any time during the first two years of the Second Renewal Term, within 30 days following the termination of your employment you will be entitled to receive a lump sum cash payment in an amount equal to 2 times your Base Salary If your employment is terminated by the Company without Cause during the third year of the Second Renewal Term, within 30 days following the termination of your employment you will be entitled to receive a lump sum cash payment in an amount equal to you 2 times your Base Salary prorated to reflect the number of months you were employed during that third year. For example if you were employed for 9 months of the third year, you would be entitled to receive a lump sum cash payment equal to 25% (i.e., the number of months remaining in the third year following your termination (3) divided by 12) of 2 times your Base Salary.
In addition, if your employment is terminated by the Company without Cause at any time during the first 18 months of the Second Renewal Term, following the termination of your employment you and your covered dependent(s) will be entitled to continue for a period of 18 months to participate at the expense of the Company in the Company’s group health plan(s) at the same benefit level and to the same extent and for the same contribution, if any, as such continued participation is available to other executive officers of the Company from time to time. If your employment is terminated by the Company without Cause after the first 18 months of the Second Renewal Term, upon the termination of your employment you and your covered dependent(s) will be entitled to continue until the end of the Second Renewal Term to participate at the expense of the Company in the Company’s group health plan(s) at the same benefit level and to the same extent and for the same contribution, if any, as such continued participation is available to other executive officers of the Company from time to time. For example if you were employed for 9 months after the first 18 months of the Second Renewal Term, such participation may continue for a period of 9 months after termination.
Further, if your employment is terminated without Cause during the Second Renewal Term, all unvested outstanding stock options and other equity-type incentives held by you at the time of such termination that would have vested during the 12 months following the date of such termination will automatically vest as of the date of such termination.
The Employment Agreement, as amended hereby, will expire on September 30, 2012, and no additional severance, benefit, or club membership payments will be due to you in any amount thereafter.
Any previous reference in the Employment Agreement to the definition of “Good Reason” contained in Section 6(h)(4)(A) is removed in its entirety. Notwithstanding anything contained in the Employment Agreement to the contrary, or any earlier understanding, you understand that the Company may, at any time during the Second Renewal Term, change (including reduce or eliminate) your titles and roles, including asking you actively participate in your Succession Planning, to transition your responsibilities or to step down as CEO of Futurestep, which you hereby agree to do when so asked, without such changes giving you the right to terminate your employment or otherwise constituting a constructive termination by the Company and without you being entitled to any severance or similar payments by reason of such changes. In such event you will either stay involved with Futurestep in a “comparable position” (as defined below) or have a “comparable position” in the Company. For purpose of this Letter Agreement, the term “comparable position” will mean a position with at least the same base salary and incentive targets and incentive potential as your salary and incentive at the time of any such change in your titles and roles.
The payment of any and all severance benefits of any type referred to above will be contingent upon your execution of the Company’s standard form of severance and release agreement within 21 days following your termination of employment and such release becoming effective and irrevocable in accordance with the terms thereof. Unless earlier terminated, at the conclusion of the Second Renewal Term, your employment will terminate and there will be no further compensation (other than Accrued Compensation) or severance benefit due to you from the Company.
For the avoidance of doubt, should you terminate your employment prior to the expiration of the Second Renewal Term, other than for Good Reason within 12 months following a Change in Control in accordance with Section 6(e) of the Employment Agreement, the Company will be released from all of its obligations as outlined above or otherwise set forth in the Employment Agreement, and from that time forward you shall only be entitled to receive your Accrued Compensation as of the date of your departure.
To the extent there are any inconsistencies between this Letter Agreement and the Employment Agreement, the provisions of this Letter Agreement shall govern and control. Except as otherwise expressly provided in this Letter Agreement, the Employment Agreement remains unmodified and in full force and effect.

Please indicate your acceptance of this Letter Agreement by signing and dating a copy of this Letter Agreement in the spaces provided below and returning such signed and dated copy to me.

Sincerely,
/s/ Gary Burnison
Gary Burnison, Chief Executive Officer
ACCEPTED AND AGREED TO:

/s/ Robert McNabb	June 25 2009

Robert McNabb	Date of Signature

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